Exhibit 10.20

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (this “Agreement”) is entered into as of this 20th day of December, 2005 by and between NewMil Bancorp, Inc., a Delaware corporation (hereafter “NewMil Bancorp”), and B. Ian McMahon, Executive Vice President and Chief Financial Officer of NewMil Bank (the “Executive”).

Whereas, the Executive is employed by NewMil Bank, a Connecticut-chartered savings bank and subsidiary of NewMil Bancorp, and the Executive has made and is expected to continue to make major contributions to the profitability, growth, and financial strength of NewMil Bancorp and its subsidiaries,

Whereas, NewMil Bancorp desires to provide additional inducement for the Executive to continue to remain in the ongoing employ of NewMil Bancorp and subsidiary, and NewMil Bancorp desires to assure itself of the current and future continuity of management and establish minimum severance benefits for certain of its officers, including the Executive, if a Change in Control occurs,

Whereas, NewMil Bancorp wishes to ensure that officers and other key employees are not practically disabled from discharging their duties if a proposed or actual transaction involving a Change in Control arises,

Whereas, none of the conditions or events included in the definition of the term “golden parachute payment” contained in section 18(k)(4)(A)(ii) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)(4)(A)(ii)] and in Federal Deposit Insurance Corporation Rule 359.1(f)(1)(ii) [12 CFR 359.1(f)(1)(ii)] exists or, to the best knowledge of NewMil Bancorp, is contemplated insofar as either of NewMil Bancorp or any of its subsidiaries is concerned, and

Whereas, the Executive and NewMil Bancorp are parties to an Amended and Restated Change in Control Agreement dated as of October 6, 2004, but the Executive and NewMil Bancorp intend that this Agreement supersede and replace the previous agreement in its entirety.

Now Therefore, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

1. Change in Control. (a) Benefit. If a Change in Control occurs during the term of this Agreement, within five days after the Change in Control NewMil Bancorp shall make a lump sum payment to the Executive in an amount in cash equal to 2.99 times the Executive’s annual compensation. For purposes of this Agreement, annual compensation means (1) the Executive’s annual base salary on the date of the Change in Control plus (2) any bonuses or incentive compensation earned for the calendar year immediately before the year in which the Change in Control occurred, regardless of when the bonus or incentive compensation is or was paid. NewMil Bancorp recognizes that the bonus and incentive compensation earned by the Executive for a particular year’s service might be paid in the year after the calendar year in which the bonus or incentive compensation is earned. The amount payable to the Executive hereunder shall not be reduced to account for the time value of money or discounted to present value. In addition, NewMil Bancorp shall cause the Executive to become fully vested in any qualified and non-qualified plans, programs or arrangements in which the Executive participates if the plan, program, or arrangement does not address the effect of a change in control. NewMil Bancorp also shall contribute or cause a Subsidiary to contribute to the Executive’s 401(k) plan account, if any, the matching and profit-sharing contributions, if any, that the Executive is entitled to based upon all W-2 income earned for the plan year. NewMil Bancorp also shall pay to the Executive reasonable outplacement expenses in an amount up to $25,000, and NewMil Bancorp shall provide the Executive with the use of office space and reasonable office support facilities, including secretarial assistance, for a period of one year after termination. Lastly, NewMil Bancorp shall continue or cause to be continued at NewMil Bancorp’s expense health insurance coverage for the Executive and his dependents that is at least as favorable as the coverage maintained on the Executive’s behalf at the time of employment termination. Such coverage shall cease when the Executive becomes employed by another employer or thirty six months after the Executive’s employment terminates, whichever occurs first.

(b) Definition of Change in Control. For purposes of this Agreement, “Change in Control” shall mean any one of the following events occurs, provided the event constitutes a change in control within the meaning of Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, and provided the occurrence of the event is objectively determinable and does not require the exercise of judgment or discretion -

1) Change in Ownership: a change in ownership of NewMil Bancorp occurs on the date any one person or group accumulates ownership of NewMil Bancorp’s stock constituting more than 50% of the total fair market value or total voting power of NewMil Bancorp’s stock,

2) Change in Effective Control: (a) any one person, or more than one person acting as a group, acquires within a 12-month period ownership of stock of NewMil Bancorp possessing 35% or more of the total voting power of NewMil Bancorp’s stock, or (b) a majority of NewMil Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of NewMil Bancorp’s board of directors, or

3) Change in Ownership of a Substantial Portion of Assets: a change in the ownership of a substantial portion of NewMil Bancorp’s assets occurs on the date any one person, or more than one person acting as a group, acquires assets from NewMil Bancorp having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the assets of NewMil Bancorp immediately before the acquisition or acquisitions. For this purpose, gross fair market value means the value of NewMil Bancorp’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

For purposes of paragraphs (1) through (3) of this Section 1(b), persons shall be considered to be acting as a group if they would be considered to be acting as a group under Internal Revenue Code section 409A and rules, regulations, and guidance of general application issued thereunder by the Department of the Treasury. References in this Agreement to Internal Revenue Code section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under section 409A.

(c) No mitigation required. NewMil Bancorp hereby acknowledges that its general severance pay plans do not provide for mitigation, offset, or reduction of any severance payment received thereunder. NewMil Bancorp further acknowledges that the payment of benefits by NewMil Bancorp under this Agreement is reasonable and will be liquidated damages, and the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings, or other benefits from any source whatsoever create any mitigation, offset, reduction, or any other obligation on the part of the Executive hereunder or otherwise.

2. Term of Agreement. The initial term of this Agreement shall be for a period of three years, commencing December 20, 2005. On the first anniversary of the effective date of this Agreement and on each anniversary thereafter this Agreement shall be extended automatically for one additional year unless NewMil Bancorp’s board of directors gives notice to the Executive in writing at least 90 days before the anniversary that the term of this Agreement will not be extended. If the board of directors determines not to extend the term, it shall promptly notify the Executive. References herein to the term of this Agreement mean the initial term and extensions of the initial term. If the board of directors decides not to extend the term of this Agreement, this Agreement shall nevertheless remain in force until its term expires. This Agreement shall terminate when a Change in Control occurs if benefits are paid to the Executive as required by Section 1, except that the legal fee reimbursement promise set forth in this Agreement and the Executive’s entitlement to outplacement assistance and continued health care coverage under Section 1(a) shall survive termination. This Agreement shall terminate when the Executive’s employment with NewMil Bancorp and Subsidiaries terminates, except that the legal fee reimbursement promise set forth in this Agreement and the Executive’s entitlement to outplacement assistance and continued health care coverage under Section 1(a) shall survive termination. Unless terminated earlier, this Agreement shall terminate when the Executive attains age 65.

3. This Agreement Is Not an Employment Contract. The parties hereto acknowledge and agree that (a) this Agreement is not a management or employment agreement and (b) nothing in this Agreement shall give the Executive any rights or impose any obligations to continued employment by NewMil Bancorp or any Subsidiary or successor of NewMil Bancorp, nor shall it give NewMil Bancorp any rights or impose any obligations for the continued performance of duties by the Executive for NewMil Bancorp or any Subsidiary or successor of NewMil Bancorp.

4. Taxes. NewMil Bancorp may withhold from any benefits payable under this Agreement all Federal, state, local or other taxes as may be required by law, governmental regulation or ruling. NewMil Bancorp and the Executive intend that their exercise of authority or discretion under this Change in Control Agreement shall comply with section 409A of the Internal Revenue Code of 1986 and Treasury Department regulations and guidance of general application issued thereunder. To ensure that the Executive is not subject to interest and penalties that may be imposed under section 409A, NewMil Bancorp and the Executive agree to amend this Change in Control Agreement as necessary to avoid application of interest and penalties imposed under section 409A and the regulations and guidance of general application issued thereunder. If any provision of this Change in Control Agreement does not satisfy the requirements of section 409A or the regulations and guidance of general application issued thereunder, such provision shall be applied in a manner consistent with those requirements, notwithstanding any provision of this Change in Control Agreement.

5. Successors and Assigns. (a) This Agreement is binding on NewMil Bancorp’s successors. This Agreement shall be binding upon NewMil Bancorp and any successor to NewMil Bancorp, including any persons acquiring directly or indirectly all or substantially all of the business or assets of NewMil Bancorp by purchase, merger, consolidation, reorganization, or otherwise. Any such successor shall thereafter be deemed to be “NewMil Bancorp” for purposes of this Agreement. But this Agreement and NewMil Bancorp’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by NewMil Bancorp. By agreement in form and substance satisfactory to the Executive, NewMil Bancorp shall require any successor to all or substantially all of the business or assets of NewMil Bancorp expressly to assume and agree to perform this Agreement in the same manner and to the same extent NewMil Bancorp would be required to perform if no such succession had occurred.

(b) This Agreement is enforceable by the Executive and the Executive’s heirs. This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, and legatees.

(c) This Agreement is personal in nature and is not assignable. This Agreement is personal in nature. Without written consent of the other party, neither party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement except as expressly provided in this Section 5. Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 5, NewMil Bancorp shall have no liability to pay any amount to the assignee or transferee.

6. Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of NewMil Bancorp at the time of the delivery of such notice, and properly addressed to NewMil Bancorp if addressed to the Board of Directors, NewMil Bancorp, Inc., 19 Main Street, P.O. Box 600, New Milford, Connecticut 06776-0600.

7. Captions and Counterparts. The headings and subheadings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.
8. Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing or writings signed by the Executive and by NewMil Bancorp. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any other time.

9. Severability. The provisions of this Agreement are severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent (and solely to the extent) necessary to make it valid and enforceable.

10. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Connecticut, without giving effect to the principles of conflict of laws of such State.

11. Entire Agreement. This Agreement constitutes the entire agreement between NewMil Bancorp and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth. No agreements or representations, oral or otherwise, expressed or implied concerning the subject matter hereof have been made by either party that are not set forth expressly in this Agreement. This Agreement supersedes in its entirety the Amended and Restated Change in Control Agreement dated as of October 6, 2004 entered into by the Executive and NewMil Bancorp, as amended or supplemented. The October 6, 2004 Amended and Restated Change in Control Agreement shall hereafter be void and of no force or effect.

12. Payment of Legal Fees after a Change in Control Occurs. NewMil Bancorp is aware that after a Change in Control management could cause or attempt to cause NewMil Bancorp to refuse to comply with the obligations under this Agreement, or could institute or cause or attempt to cause NewMil Bancorp to institute litigation seeking to have this Agreement declared unenforceable, or could take or attempt to take other action to deny the Executive the benefits intended under this Agreement. In these circumstances the purpose of this Agreement would be frustrated. It is NewMil Bancorp’s intention that the Executive not be required to incur the expenses associated with the enforcement of the Executive’s rights under this Agreement, whether by litigation or other legal action, because the cost and expense thereof would substantially detract from the benefits intended to be granted to the Executive hereunder. It is NewMil Bancorp’s intention that the Executive not be forced to negotiate settlement of the Executive’s rights under this Agreement under threat of incurring expenses. Accordingly, if after a Change of Control occurs it appears to the Executive that (a) NewMil Bancorp has failed to comply with any of its obligations under this Agreement, or (b) NewMil Bancorp or any other person has taken any action to declare this Agreement void or unenforceable, or instituted any litigation or other legal action designed to deny, diminish, or to recover from the Executive the benefits intended to be provided to the Executive hereunder, NewMil Bancorp irrevocably authorizes the Executive from time to time to retain counsel of the Executive’s choice, at NewMil Bancorp’s expense as provided in this section 12, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against NewMil Bancorp or any director, officer, stockholder, or other person affiliated with NewMil Bancorp, in any jurisdiction. Notwithstanding any existing or previous attorney-client relationship between NewMil Bancorp and any counsel chosen by the Executive under this section 12, NewMil Bancorp irrevocably consents to the Executive entering into an attorney-client relationship with that counsel, and NewMil Bancorp and the Executive agree that a confidential relationship shall exist between the Executive and that counsel. The fees and expenses of counsel selected from time to time by the Executive as provided in this section shall be paid or reimbursed to the

Executive by NewMil Bancorp on a regular, periodic basis upon presentation by the Executive of a statement or statements prepared by such counsel in accordance with such counsel’s customary practices, up to a maximum aggregate amount of $250,000, whether suit be brought or not, and whether or not incurred in trial, bankruptcy, or appellate proceedings. NewMil Bancorp’s obligation to pay the Executive’s legal fees provided by this section 12 operates separately from and in addition to any legal fee reimbursement obligation NewMil Bancorp may have with the Executive under any separate severance, employment, salary continuation, or other agreement. Anything in this section 12 to the contrary notwithstanding however, NewMil Bancorp shall not be required to pay or reimburse the Executive’s legal expenses if doing so would violate section 18(k) of the Federal Deposit Insurance Act [12 U.S.C. 1828(k)] and Rule 359.3 of the Federal Deposit Insurance Corporation [12 CFR 359.3].

In Witness Whereof, the parties have executed this Change in Control Agreement as of the date first written above.

Executive	NewMil Bancorp, Inc.

/s/ B. Ian McMahon	By: /s/ Francis J. Wiatr
B. Ian McMahon	Francis J. Wiatr
Executive Vice President and	Its: Chairman, President and Chief
Chief Financial Officer	Executive Officer

County of Litchfield )
) ss:
State of Connecticut )

Before me this 20th day of December, 2005, personally appeared the above named Francis J. Wiatr and B. Ian McMahon, who acknowledged that they did sign the foregoing instrument and that the same was their free act and deed.

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(Notary Seal)	Notary Public
My Commission Expires: